UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 20, 2008

ADVANCED GROWING SYSTEMS, INC.

(Name of Registrant as specified in its charter)

Nevada	000-52572	20-4281128
(State or other jurisdiction of incorporation or jurisdiction)	(Commission file Number)	(I.R.S. Employer Identification Number)

3050 Royal Boulevard South, Suite 135

Alpharetta, GA 30022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (678) 387-5061

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under 3.02, below, is herein incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities

On August 20, 2008, Advanced Growing Systems, Inc. (“AGWS” or the “Company”) entered into (i) a senior secured convertible promissory note (the “Note”) with Lamassu Capital Management, LLC. (the “Noteholder”) in the amount of One Million Dollars ($1,000,000.00) and (ii) warrants, to purchase (a) 888,890 shares of our common stock (“Common Stock”), par value $0.001 (the “E” warrants); (b) 666,666 shares of our Common Stock (the “F” warrants); and (c) 444,444 shares of our Common Stock (the “G” warrants, and together with the “E” warrants and “F” warrants, the “Warrants”). The offering and sale of the Notes and the Warrants are collectively referred to as the “Offering.” The Offering was effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Sections 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D adopted thereunder.

The outstanding principal of the Note is due on August 20, 2009 (the “Maturity Date”). Interest shall accrue monthly on the outstanding principal amount of the Note, at a rate of eighteen percent (18%) per annum. The interest payments shall be paid in cash in quarterly arrears on the last day of the Company’s fiscal quarter.

We paid a FINRA member broker-dealer cash commissions of $100,000 and issued them three year warrants to purchase a total of 200,000shares of our common stock at $0.50 per share as compensation for services to us in connection with the Offering. After payment of these fees and costs associated with this Offering, we received net proceeds of approximately $877,500. The net proceeds of the Offering will be used to increase production, distribution capabilities and capacity at the Company’s Mississippi fertilizer plant, for working capital and other general corporate purposes.

The Company has the option to prepay the amount of the Note, in whole or in part, in minimum increments of $50,000.00, subject to certain prepayment premiums as set forth in the Note. Further, if the Company completes a financing of greater than $250,000.00, at the Noteholder’s option, the Company may be required to prepay in cash all or a portion of the money raised in such Qualified Financing, plus all accrued and unpaid interest thereon, and certain prepayment premiums as set forth in the Note.

If, on the Maturity Date, the Company defaults on payment of the principal amount of the Note, and the Company and the Noteholder have not mutually agreed to extend the Maturity Date, the Note shall be convertible on the terms set forth in the Note. The Noteholder is subject to limitations on its right to convert the Note, if, after giving effect to the exercise, the Noteholder and its affiliates would be deemed to beneficially own more than 9.99% of the Company’s then outstanding Common Stock.

To secure payment of the principal and all interest on the Note, the Company has given the Noteholder a first priority security interest in its Mississippi fertilizer plant.

The Warrants are exercisable at any time before August 20, 2011. The “E” Warrants have an exercise price of $0.375 per share, the “F” Warrants have an exercise price of $0.50 per share, the “G” Warrants have an exercise price of $0.75 per share, in each case, subject to certain adjustments as set forth in Warrants. The Warrants are also subject to customary anti-dilution protections, including, in the event we were to issue any shares of Common Stock or securities convertible into or exercisable for shares of Common Stock to any third party at a price per share of Common Stock or exercise price per share which is less than the exercise price of the Warrants, the purchaser is given the right to apply the lowest such price to the exercise price of any unexercised warrants (which will result in the issuance of additional shares to the purchaser). The Noteholder is subject to limitations on their right to exercise the Warrants, if, after giving effect to the exercise, the Noteholder and its affiliates would be deemed to beneficially own more than 4.99% of the Company’s then outstanding stock Common Stock.

The descriptions of the terms and conditions of the Note and the Warrants set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of such documents attached hereto as exhibits and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description
4.1	Form of Senior Secured Promissory Note

4.2	Form of Series “E” Warrant

4.3	Form of Series “F” Warrant

4.4	Form of Series “G” Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2008	ADVANCED GROWING SYSTEMS, INC.

	By:	/s/ Dan K. Dunn
Dan K. Dunn, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
4.1	Form of Senior Secured Promissory Note

4.2	Form of Series “E” Warrant

4.3	Form of Series “F” Warrant

4.4	Form of Series “G” Warrant